Exhibit 99.1

Allion Healthcare, Inc. 1660 Walt Whitman Road, Suite 105 Melville, NY 11747 Voice: (631) 547-6520

Allion Healthcare, Inc Appoints Russell Fichera to the Board of Directors

MELVILLE, NY, May 11, 2006 – Allion Healthcare, Inc. (“The Company”) (NASDAQ: ALLI), a national provider of specialty pharmacy and disease management services focused on HIV/AIDS patients, announced today that its Board of Directors has appointed Russell Fichera as an independent non-executive director who will also serve on the Audit Committee.

Mr. Fichera began his professional career with the public accounting firm of Arthur Andersen & Co and has over 20 years of experience in healthcare. From 1997 to 1999, he served as Chief Financial Officer (“CFO”) of Prism Health Group, a national provider of contract rehabilitation services to skilled nursing facilities and hospitals. From 1999 to 2001, he served as the CFO of American Pharmaceutical Services, a national provider of institutional pharmacy services. He currently serves as CFO of EnduraCare Therapy Management, a privately held therapy program management firm.

The Company’s Board of Directors has determined that Mr. Fichera is “independent” as such term is defined by the Nasdaq Marketplace Rules and satisfies the requirements for membership on the Audit Committee. Mr. Fichera’s appointment brings the Company into compliance with the audit committee requirements in Rule 4350 of the Nasdaq Marketplace Rules within the cure period afforded by such rule.

Commenting, Allion’s Chairman, President and Chief Executive Officer, Mike Moran said, “We welcome Mr. Fichera to our Board of Directors. His appointment will extend the independence of our Board and Audit Committee. His tenure and financial background in the healthcare services industry will be an invaluable asset as we continue to pursue our commitment to serving the growing needs of the Company.”

About Allion Healthcare, Inc.

Allion Healthcare, Inc. is a national provider of specialty pharmacy and disease management services focused on HIV/AIDS patients. Allion Healthcare sells HIV/AIDS medications, ancillary drugs and nutritional supplies under the trade name MOMS Pharmacy. Allion offers nationwide pharmacy care from its pharmacies in California, New York, Washington, and Florida. Allion Healthcare works closely with physicians, nurses, clinics, AIDS Service Organizations, and with government and private payors, to improve clinical outcomes and reduce treatment costs for patients.

Contact:

Allion Healthcare, Inc.

Jim Spencer, Chief Financial Officer

(631) 870-5126

The Ruth Group

Francesca DeMartino, Investor Relations

(646) 536-7024; fdemartino@theruthgroup.com